Boise Inc.	Exhibit 99.1
1111 West Jefferson Street Ste 200 PO Box 990050 Boise, ID 83799-0050
T 208 384 7000 F 208 384 7945
News Release
For Immediate Release: October 3, 2011

Media Contact	Investor Relations Contact
Karen Punch	Jason Bowman
Office 208 384 7037	Office 208 384 7456
Boise Inc. to Acquire Hexacomb Protective Packaging Business of Pregis Corporation
BOISE, Idaho - Boise Inc. (NYSE: BZ) today announced its board of directors has approved an agreement under which Boise will acquire the Hexacomb protective packaging business of Pregis Corporation. Boise expects the $125 million all-cash transaction to close by year end 2011 or early 2012.
Hexacomb is a leader in kraft paper-based honeycomb protective packaging products and employs approximately 440 employees at 12 manufacturing facilities across six countries. In 2010, Hexacomb had revenues of $102 million and converted approximately 60,000 tons of containerboard.

HEXACOMB FINANCIAL HIGHLIGHTS
(unaudited, in millions)

	Twelve Months Ended December 31, 2010	Twelve Months Ended August 31, 2011	Six Months Ended August 31, 2011
Sales	$101.7	$109.8	$58.1
EBITDA	$11.0	$13.2	$8.0
EBITDA adjusted for renegotiated paper supply agreement (a)	$13.2	$14.6	$8.2
Estimated synergies (b)	$5.2	$5.2	$2.6
Adjusted EBITDA including synergies	$18.4	$19.8	$10.8

Purchase price multiple (c)	6.8x	6.3x	5.8x

(a)	Savings associated with renegotiated paper supply agreement in early 2011.

(b)	Operational synergies estimated at $5.2 million per year to be fully realized in 24 months.

(c)
Based on $125 million purchase price and EBITDA adjusted for renegotiated paper supply agreement including synergies. Multiple for six months ended August 31, 2011, is annualized. Purchase price multiples do not include $5 million in one-time costs to achieve synergies.

"Our acquisition of Hexacomb presents another excellent opportunity to expand in packaging markets and create value for our shareholders and customers, building on our acquisition of Tharco earlier this year," said Alexander Toeldte, president and chief executive officer of Boise Inc. "Hexacomb has demonstrated strong growth in both sales and profitability, with compound annual sales growth over 10% since 2009. Hexacomb operates in a growing market that is complementary to our existing packaging business and provides another substantial step up in vertical integration within our existing packaging business, creating value by increasing margins and reducing our reliance on linerboard export markets. Furthermore, as a leader in honeycomb protective packaging, Hexacomb provides a solid platform for additional growth both domestically and internationally.
"When complete,” said Mr. Toeldte, “we expect annualized synergies of approximately $5 million, achieved primarily through increased integration along with targeted cost savings and incremental growth. We anticipate these synergies will be fully realized in 24 months. The acquisition will be financed using cash on hand, and we expect the transaction to be accretive to our earnings in the first twelve months."
"Hexacomb's leadership in sustainable protective packaging is an optimal fit with Boise Inc.," said Jeff Kellar, president of Hexacomb, "It capitalizes on people and product synergies, enabling Hexacomb to accelerate its strong growth trajectory and expand its customer relationships."
"Hexacomb has a strong and experienced management team, dedicated and engaged employees, and a proven track record of growing sales and profitability,” Toeldte added. "It creates value for our shareholders, broadens the product line for our customers, and strengthens our packaging business overall. We are excited about the transaction.”
Webcast and Conference Call
Boise Inc. will host a webcast and conference call on Tuesday, October 4, 2011, at 11:00 a.m. ET, at which time we will review the acquisition of Hexacomb. To participate in the conference call, dial 866.841.1001 (international callers should dial 832.445.1689). The webcast may be accessed through Boise's Internet site and will be archived for 90 days following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.
A replay of the conference call will be available in Webcasts & Presentations from October 4, 2011, at 2:00 p.m. ET through January 4, 2012, at 11:59 p.m. ET. Playback numbers are 855.859.2056 for U.S. callers and 404.537.3406 for international callers. The passcode is 15915254.

About Boise Inc.
Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.
About Hexacomb
Hexacomb is a leading supplier of paper-based protective packaging and serves key industries that value product protection coupled with environmental sustainability. This includes furniture, consumer, automotive, textile, food, building products, energy, glass, and industrial. Hexacomb has nine manufacturing plants in North America and three in Europe.
Forward-Looking Statements
This news release contains statements that are "forward looking" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements in this release include those regarding the anticipated closing date of the transaction, the expected magnitude and timing of synergies to be derived from the transaction, and expectations regarding the effect of this acquisition on earnings. These statements involve risks and uncertainties, including some that are outside the control of the parties. Unexpected delays, reactions by customers, suppliers, employees, or competitors, and general economic, competitive, and regulatory factors may cause actual results to differ materially from those expressed in the forward-looking statements. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.